Exhibit 99.1

FOR IMMEDIATE RELEASE:

Marani Brands, Inc. Announces Return of
of Founder Margrit Eyraud as President, CEO and Director

LOS ANGELES, CA – August 6, 2009 – MARANI BRANDS, INC. (OTCBB: MRIB:) announced that Margrit Eyraud, the founder of the Company, is returning to the Company as its President and Chief Executive Officer, effective August 3, 2009.  Ms. Eyraud has also joined the Company’s Board of Directors and has been elected Chairman of the Board.  The Company also intends to expand the Board and will be embarking on a search for a number of qualified independent directors to add to the expanded the Board.

Ara Zartarian, who has been serving as the Company’s President and Chief Executive Officer, will assume the position of Executive Vice President of Sales, responsible for overseeing the Company’s domestic and international sales and relationships with distributors.

Mr. Zatarian stated, “We are delighted to have Margrit back full-time at Marani.  Her knowledge of the industry, relationships, strategic vision and boundless energy are what we need to drive Marani’s growth and drive the Company to the next level.”

“I am delighted to be back at Marani.  It will be exciting to be working with our management team to expand our brand and achieve our goal of making Marani a world-class alcoholic beverage Company,” stated Ms. Eyraud.

About Marani Brands, Inc.

Marani Brands, Inc. brands, markets and distributes fine wine and spirit products in the United States. Its signature product “Marani Vodka” is an ultra-premium vodka spirit manufactured exclusively for Marani in Armenia.  Marani Vodka is made from winter wheat harvested in Armenia, distilled three times, aged in oak barrels, distilled with honey and skimmed dried milk, then filtered twenty-five times.  Marani Vodka was awarded the gold medal in the San Francisco World Spirit Competition, held in San Francisco, California, in both 2004 and 2007, and was awarded the 5 Star Diamond Award by the American Academy of Hospitality and Sciences in March 2008 and 2009.  To learn more about Marani Brands, Inc. and its product portfolio visit the Company’s web site at www.maranispirit.com.

Forward-looking Statements

All statements other than statements of historical facts set forth in this news release regarding Marani’s business, financial position, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.

Though Marani disclaims any obligation to do so, Marani may update or reiterate the one or more of the forward-looking statements.  The forward-looking statements in this news release are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future event, transaction or development that may occur after the date of this release.  The forward-looking statements should not be construed in any manner as a guarantee that any particular event or result will occur.

In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of Marani contained in this news release are subject to a number of risks and uncertainties, including the ability to successfully identify and retain qualified board candidates, our ability to meet our sales and growth targets and obtain  financing necessary to accomplish our business plans, and  other factors and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009,  which could cause actual future events or performance to differ from current expectations.

Contact: Nina Kevorkian
Company/Title:  Director of Communications
Email:  nina@maranispirit.com
Phone: 818-503-5200

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